Exhibit 21.1

List of Subsidiaries of Atreca, Inc.

The following is a list of subsidiaries of Atreca, Inc. and the state or other jurisdiction in which each was organized.

Subsidiary	Jurisdiction of Formation
Atreca Pte. Ltd.	Singapore